As filed with the Securities and Exchange Commission on December 9, 2011

Registration No. 333-178102

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Immucor, Inc.

(Exact name of registrant as specified in its charter)

Georgia	2835	22-2408354
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard A. Flynt

Chief Financial Officer and Executive Vice President

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Philip H. Moïse

Executive Vice President, General Counsel and Secretary

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

Patrick O’Brien, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Table of additional registrant guarantor

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	I.R.S. employer identification number
BioArray Solutions Ltd.	Delaware	2835	06-1601870

The address, including zip code, and telephone number, including area code, of BioArray Solutions Ltd.’s principal executive offices is: c/o Immucor, Inc., 3130 Gateway Drive, Norcross, Georgia 30071, (770) 441-2051.

The name, address, including zip code and telephone number, including area code, of agent of service for BioArray Solutions Ltd. is:

Richard A. Flynt

Chief Financial Officer and Executive Vice President

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

With a copy to:

Philip H. Moïse

Executive Vice President, General Counsel and Secretary

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

Patrick O’Brien, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

EXPLANATORY NOTE

This Amendment No. 1 to Immucor, Inc.’s Registration Statement on Form S-4 (File No. 333-178102) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

Information not required in prospectus

Item 20. Indemnification of directors and officers.

The directors and officers of Immucor, Inc. and its subsidiaries in office prior to August 19, 2011 are entitled under the Merger Agreement to continued indemnification and insurance coverage.

The Delaware corporation

Under the Section 145(a) of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

BioArray Solutions Ltd.

BioArray Solutions Ltd.’s certificate of incorporation and bylaws provides for mandatory indemnification of its directors, officers, employees and agents to the full extent permitted by the DGCL. Also, BioArray Solutions, Ltd. may grant rights to indemnification and the advancement of expenses to any employee or agent to the fullest extent of the provisions of BioArray Solutions, Ltd.’s certificate of incorporation and bylaws with respect to the directors and officers.

As permitted by Section 102(b)(7) of the DGCL, BioArray Solutions, Ltd.’s certificate of incorporation provides that its directors shall not be personally liable to BioArray Solutions, Ltd. or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to BioArray Solutions, Ltd. or its stockholders, (ii) for acts or omissions in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Georgia corporation

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (“GABCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith and (ii) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GABCC provides that a corporation may not indemnify a director under Section 14-2-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct or (ii) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GABCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GABCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GABCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (c) of Section 14-2-857 of the GABCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-859 of the GABCC provides that a provision in the corporation’s articles of incorporation or by-laws that obligates a corporation to provide indemnification to the fullest extent permitted by law shall, unless otherwise provided, be deemed to obligate the corporation to indemnify directors to the fullest extent permitted by Section 14-2-856, and to indemnify officers to the fullest extent permitted by Section 14-857(a). Section 14-2-856 permits a corporation to obligate itself to indemnify directors, without regard to the limitations in other sections of the GABCC, except for liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of the director’s duties, of any business opportunity of the corporation, (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for liabilities relating to unlawful dividends or distributions, or (iv) for any transaction from which the director received any improper personal benefit. Section 14-2-857(a) permits a corporation to indemnify officers to the same extent as a director, and if the officer is not a director, to such further extent as authorized by the articles of incorporation, the bylaws, resolution, or contract, except for liability arising out of conduct that constitutes (i) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for liabilities relating to unlawful dividends or distributions, or (iv) receipt of any improper personal benefit.

Immucor, Inc.

The articles of incorporation and bylaws of Immucor, Inc. provides for mandatory indemnification of its directors, officers, employees and agents to the maximum extent permitted by the GABCC, except for any indemnification arising in connection with an action or proceeding initiated by such person and not authorized by Immucor, Inc.’s board of directors.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

See “Index to consolidated financial statements” which is located on page F-1 of this prospectus.

Item 22. Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, Georgia, on December 9, 2011.

Immucor, Inc.

By:	/s/ Richard A. Flynt
Name:	Richard A. Flynt
Title:	Executive Vice President and Chief Financial Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William A. Hawkins	President and Chief Executive Officer and Director (Principal Executive Officer)	12/9/11

* Richard A. Flynt	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	12/9/11

* Jeffrey K. Rhodes	Director	12/9/11

* Todd B. Sisitsky	Director	12/9/11

*By:	/s/ Richard A. Flynt
Richard A. Flynt Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, Georgia, on December 9, 2011.

BioArray Solutions Ltd.

By:	/s/ Richard A. Flynt
Name:	Richard A. Flynt
Title:	Vice President and Treasurer

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William A. Hawkins	President and Director (Principal Executive Officer)	12/9/11

* Richard A. Flynt	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	12/9/11

* Philip H. Moïse	Director	12/9/11

*By:	/s/ Richard A. Flynt
Richard A. Flynt Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated July 2, 2011, by and among Immucor, Inc., IVD Holdings Inc. and IVD Acquisition Corporation. Incorporated by reference to Exhibit 2.1 to the Form 8-K filed on July 5, 2011.

Certificate of Incorporation, with any amendments thereto, of the following registrants:

3.1.1	Amended and Restated Articles of Incorporation of Immucor, Inc., adopted August 19, 2011. Incorporated by reference to Exhibit 3.1 to the Form 8-K filed on August 25, 2011.

3.1.2	Amended and Restated Certificate of Incorporation of BioArray Solutions Ltd. †

By-laws, with any amendments thereto, of the following registrants:

3.2.1	Amended and Restated By-Laws of Immucor, Inc., adopted on August 19, 2011. Incorporated by reference to Exhibit 3.2 to the Form 8-K filed on August 25, 2011.

3.2.2	Amended and Restated By-Laws of BioArray Solutions Ltd.†

Instruments defining the rights of security holders, including indentures

4.1	Indenture, dated as of August 19, 2011 among IVD Acquisition Corporation, which on August 19, 2011 was merged with and into Immucor, Inc., and Deutsche Bank Trust Company Americas, as Trustee. †

4.2	Supplemental Indenture, dated as of August 19, 2011 among Immucor, Inc., BioArray Solutions Ltd. and Deutsche Bank Trust Company Americas, as Trustee. †

4.3	Form of 11.125% Senior Notes due 2019 (included in Exhibit 4.1). †

4.4	Registration Rights Agreement, dated as of August 19, 2011 among IVD Acquisition Corporation, which on August 19, 2011 was merged with and into Immucor, Inc., J.P. Morgan Securities LLC, as representative of the several Initial Purchasers listed in Schedule 1 to the Purchase Agreement (as defined therein). †

4.5	Registration Rights Agreement Joinder, dated as of August 19, 2011 among Immucor, Inc., BioArray Solutions Ltd. and J.P. Morgan Securities LLC, as representative of the several Initial Purchasers listed in Schedule 1 to the Purchase Agreement (as defined therein).†

Opinion

5.1	Opinion of Ropes & Gray LLP †

5.2	Opinion of Bryan Cave LLP †

Material Contracts

10.1	Credit Agreement dated as of August 19, 2011 among IVD Acquisition Corporation, which on August 19, 2011 was merged with and into Immucor, Inc., with Immucor, Inc. surviving such merger as the Borrower, IVD Intermediate Holdings B Inc., as Holdings, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders and Agents party thereto. †

10.2	Security Agreement dated as of August 19, 2011 among IVD Acquisition Corporation, which on August 19, 2011 was merged with and into Immucor, Inc., with Immucor, Inc. surviving such merger as the Borrower, IVD Intermediate Holdings B Inc., as Holdings, the subsidiary guarantors party thereto from time to time, and Citibank, N.A., as Administrative Agent.†

10.3	Guaranty dated as of August 19, 2011 among IVD Intermediate Holdings B Inc., as Holdings, the other guarantors party thereto from time to time, and Citibank, N.A., as Administrative Agent.†

10.4	Management Services Agreement, entered into as of August 19, 2011, between IVD Acquisition Corporation, IVD Intermediate Holdings A Inc., IVD Intermediate Holdings B Inc., IVD Holdings Inc. and TPG Capital, L.P. †

10.5-1	Amended and Restated Office Lease Agreement [2975 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-9 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.5-2	Amended and Restated Office Lease Agreement [2985 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-10 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.5-3	Amended and Restated Office Lease Agreement [2990 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-11 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.5-4	Amended and Restated Office Lease Agreement [3130 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-12 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.5-5	Amended and Restated Office Lease Agreement [3150 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-13 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.5-6	Amended and Restated Office Lease Agreement [7000 Building], dated January 26, 2007, between the Company and Business Park Investors Group, successor in interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., successor in interest to Connecticut General Life Insurance Company. Incorporated by reference to Exhibit 10.1-14 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.6	Industrial Multi-Tenant Lease between the Company and AMB Property, L.P., dated December 29, 2005. Incorporated by reference to Exhibit 10.2 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

10.7	Amended and Restated Employment Agreement dated June 10, 2011, between the Company and Philip H. Moïse. Incorporated by reference to Exhibit 10.3 to Immucor, Inc.’s Quarterly Report on Form 10-Q filed on June 15, 2011.

10.8	Amended and Restated Employment Agreement by and between the Company and Richard A. Flynt, effective June 10, 2011. Incorporated by reference to Exhibit 10.2 to Immucor, Inc.’s Current Report on Form 8-K filed on June 15, 2011.

10.9

Amended and Restated Employment Agreement, dated June 10, 2011, by and between the Company and Dr. Gioacchino De Chirico. Incorporated by reference to Exhibit (e)(21) to Immucor, Inc.’s

Solicitation Recommendation Statement on Schedule 14D-9 filed on July 15, 2011.

10.10	Amended and Restated Employment Agreement by and between the Company and Geoffrey S. Crouse, effective August 12, 2010. Incorporated by reference to Exhibit 10.1 to Immucor, Inc.’s Current Report on Form 8-K filed on August 17, 2010.

10.11	Employment Agreement by and among the Company, IVD Holdings, Inc. and William Hawkins, executed as of December 8, 2011 and effective as of October 17, 2011.††

10.12	Form of Management Stockholders’ Agreement, by and among the Company, IVD Holdings Inc. and the Managers and Investors named therein.††

Other Exhibits

12	Statement of Computation of Ratio of Earnings to Fixed Charges†

21	Subsidiaries of Immucor, Inc.†

23.1	Consent of Grant Thornton, LLP †

23.2	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5.1)†

23.3	Consent of Bryan Cave LLP (included in the opinion filed herewith as Exhibit 5.2)†

24	Powers of Attorney (included in the signature pages of this Registration Statement)†

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Summary of Lawsuits Incorporated by reference to Exhibit 99.1 to Immucor, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed on July 23, 2010.

†	Previously Filed
††	Filed herewith